Exhibit 10.8(g)

LIST OF CERTAIN BENEFITS

AVAILABLE TO CERTAIN EXECUTIVE OFFICERS

(As in effect January 1, 2015)

The following benefits are available to some or all executive officers (among other persons), but not to all full-time employees of the Corporation.

1)	If the Board has authorized a stock repurchase program, an executive may request the repurchase of shares of the Corporation at the day’s volume-weighted average price with no payment of any fees or commissions if the repurchase of the shares is otherwise permissible under the authorized program.

2)	The Corporation’s regular disability insurance program is available to employees generally. Employees above a certain grade level, including executive officers, are offered an additional benefit. Executive officers who choose the additional coverage pay the premiums with after-tax dollars.

3)	The Corporation makes available or pays for tax preparation, tax consulting, estate planning, and financial counseling services for executive officers. If a preferred provider is used, the Corporation will pay the annual counseling fee ($14,040 for 2014) per person as well as general engagement fees and expenses which are not applied on a per person basis. If an executive chooses to use another provider, the Corporation will reimburse actual costs up to the following limits: $15,000 per year for the CEO ($22,500 in any year in which a new financial counseling firm is engaged); and $5,000 per year for other executives ($7,500 in any year in which a new financial counseling firm is engaged).

4)	On occasion spouses of certain employees, including executive officers, are asked by the Corporation, for business reasons, to accompany the employee on a business trip or function. In those cases the Corporation may pay the travel, accommodation, and other expenses of the spouse incidental to the trip or function, some or all of which can result in taxable income for the employee. Also, on occasion the Corporation may provide or pay for a memento, gift, or other gratuity that the employee or spouse receives in connection with the business trip or function.

5)	The Corporation provides a relocation benefit to a wide range of employees, including executive officers, under varying circumstances and subject to certain constraints. The benefit may be in the form of an allowance or a reimbursement of actual expenses, and includes a tax gross up feature.

6)	The Corporation requires the Chief Executive Officer to participate in an executive health program selected by the Corporation. The program provides substantially enhanced ongoing health screening and related services. The Corporation pays the expenses associated with attendance, including program fees and incidental expenses such as lodging, meals, and air travel. The program primarily performs screening and diagnostic functions. Accordingly, any treatments that might be recommended as a result of the program generally would be paid in the ordinary course through the health insurance plan selected by the Officer under the Corporation’s broad-based employee health benefit program.